Exhibit 99.1

ETRIALS APPOINTS CHIP JENNINGS AS CEO

HEALTHCARE INDUSTRY VETERAN TO LEAD COMPANY

Morrisville, NC — May 21, 2007 — etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced that, effective immediately, its board of directors has named Eugene “Chip” Jennings as president and chief executive officer of etrials Worldwide, Inc. and etrials, Inc. Former CEO John Cline has resigned his position to pursue other interests but remains as a member of the board of directors of etrials Worldwide.

Mr. Jennings, age 53, brings over 25 years experience in the healthcare industry, starting his healthcare career at Baxter and most recently having served in leadership positions at SHPS and Matria Healthcare where he managed operations in digital healthcare communications, disease management, pharmaceutical mail order distribution and oncology disease management. At each of these companies, Mr. Jennings oversaw double-digit revenue growth, increased margins across the board, and developed effective strategies to penetrate new markets. In particular, he improved the reporting structures and implemented the use of metrics to accurately measure processes and improve the businesses accordingly. In addition Mr. Jennings has extensive experience in the international Bio-Pharmaceutical markets. Mr. Jennings also brings a strong background in corporate mergers and acquisitions.

“Chip has the vision, experience, credentials and dedication to take etrials to the next level in the eClinical space,” said Hans Lindroth, chairman of the board. “In appointing Chip to this position, we are tasking him with enhancing etrials’ already strong growth, continuing to strengthen the corporate structure, and exploring acquisition opportunities and strategic partnerships that can further position etrials for greater opportunities in the years to come. With Chip’s extensive expertise and years of operating experience, we are confident that the company will continue to grow and improve its financial results.

“I would also like to take this opportunity to express the board’s and my personal gratitude to our former CEO, John Cline, for growing and establishing a solid reputation for etrials in the marketplace. He has done a tremendous job leading etrials with double digit sales growth, and, as a remaining board member, we look forward to his invaluable strategic vision for etrials moving forward.”

Mr. Jennings, chief executive officer, said, “etrials is at a critical juncture in its corporate history. The eClinical business is growing at an accelerating pace, as adoption continues to increase throughout the industry. In this expanding market, we are well positioned to take advantage of the numerous growth opportunities, including potential acquisitions. In my many years in the healthcare industry, I have never been more excited about an opportunity than I am about implementing etrials’ growth strategy and building the business.”

“Chip is the right person to lead etrials as it continues to transform into a major player in the industry,” added John Cline, former CEO. “I am extremely proud and honored to have led our great employees from a small North Carolina start-up software firm to a top-tier, publicly-held global eClinical solutions company. As I move on to other entrepreneurial endeavors, I remain committed to etrials and support this change in management as a step forward in building a leading eClinical software solutions company.

etrials Worldwide, Inc.

Eugene Jennings, chief executive officer
Since 2004, Mr. Jennings has served as senior corporate vice president of SHPS, where he transformed the business into a more profitable, cutting-edge digital communications provider. Prior to this, he was president of the Health Enhancement Division of Matria Healthcare; here, Mr. Jennings had full P&L responsibility for three operating units and successfully increased revenue in double-digits while substantially increasing productivity and profitability. He also developed a new customer acquisition program that resulted in many new blue chip customers during his tenure. Before Matria, Mr. Jennings held a series of general management positions at several corporations and provided executive-level and strategic counsel as a consultant Mr. Jennings has a B.A. and M.B.A. from Michigan State University.

The Company issued to Mr. Jennings five-year options to purchase 370,000 shares of our common stock with an exercise price of $4.70 per share, which was the last sale price of our common stock on May 18, 2007, the date of the option grant. At the same time, the Board granted Mr. Jennings 50,000 shares of restricted stock for a purchase price equal to the par value of the restricted shares. Both the options and the restricted shares vest quarterly in arrears over a four year period, subject to accelerated vesting and extended exercise and cashless exercise in the event of termination of employment by the Company without cause, by Mr. Jennings for “good reason’ or after a “change of control.” The foregoing grants were “inducement” grants pursuant to an exemption from NASDAQ’s shareholder approval requirements pursuant to NASDAQ Rule 4350, which requires public announcements of inducement grants. Additional information about the terms of these grants can be found in our report on Form 8-K being filed with the Securities and Exchange Commission soon after this press release.

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com. etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Contact:
Investors: Lippert Heilshorn & Associates Chris Witty 212.201.6609 cwitty@lhai.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com